EX 99.28(d)(1)(x)

JNL/AQR Managed Futures Strategy Fund Ltd.

AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

This Agreement is effective this 10th day of June, 2011, and is Amended and Restated and effective as of the 1st day of July, 2013, by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and JNL/AQR Managed Futures Strategy Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (the “Company”), and a wholly-owned subsidiary of JNL/AQR Managed Futures Strategy Fund (the “Fund”), a series of the JNL Series Trust (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act");

WHEREAS, the Adviser is the investment adviser and business manager for the Fund;

WHEREAS, AQR Capital Management, LLC (“Sub-Adviser”) is the sub-adviser for the Fund;

WHEREAS, the Adviser represents that it has entered into an Amended and Restated Investment Advisory and Management Agreement dated as of January 31, 2001, amended on August 29, 2011, to add the Fund, Amended and Restated as of the 28th day of February, 2012, further Amended and Restated as of the 1st day of December, 2012, and further Amended and Restated as of the 24th day of June, 2013, effective July 1, 2013 (“Management Agreement”), with the Trust;

WHEREAS, the Company is a wholly owned subsidiary of the Fund;

WHEREAS, the Adviser and Sub-Adviser are contemporaneously entering into an Amended and Restated Sub-Advisory Agreement with respect to sub-advisory services to the Company;

WHEREAS, the Company desires to retain the Adviser to perform investment advisory services to the Company.

NOW THEREFORE, in consideration of the mutual covenants contained, the parties hereto agree as follows:

1. Appointment

The Company hereby appoints the Adviser to provide certain investment advisory services to the Company for the period and on the terms set forth in this Agreement.  The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Duties

Subject always to the supervision of the Board of Directors of the Company (the “Board”), the Adviser will itself or through a sub-adviser, as the Adviser’s agent, manage the affairs of the Company including, but not limited to, continuously providing the Company with investment advice and business management, including investment research, advice and supervision, determining which securities shall be purchased or sold by the Company, effecting purchases and sales of securities, commodities, and derivatives thereon (hereinafter collectively, “securities”) on behalf of the Company (and determining how voting and other rights with respect to securities owned by the Company shall be exercised).  In the performance of its duties, the Adviser will monitor the Company’s investments, and will comply with the provisions of the Company’s Memorandum of Association and Articles of Association, and all amendments thereto or restatements thereof (such Memorandum and Articles as presently in effect and as they shall from time to time be amended or restated, are herein called the “Memorandum of Association”) and make investment decisions in conformity with the stated investment objectives, policies and restrictions of the Company, which may be amended from time to time.   In performing such duties, the Adviser shall (i) provide such office space, bookkeeping, accounting, clerical, secretarial, and administrative services (exclusive of, and in addition to, any such service provided by any others retained by the Company) and such executive and other personnel as shall be necessary for the operations of the Company, (ii) be responsible for the financial and accounting records required to be maintained by the Company (including those maintained by the Trust’s custodian), and (iii) oversee the performance of services provided to the Company by others, including the custodian, transfer agent, shareholder servicing agent and sub-adviser, if any.  The Trust acknowledges that the Adviser also acts as the investment adviser of other investment companies.

The Adviser may delegate certain of its duties under this Agreement with respect to the Company to a sub-adviser or sub-advisers, subject to the approval of the Board, by entering into sub-advisory agreements (the “Sub-Advisory Agreements”) with one or more sub-advisers. The Adviser is solely responsible for payment of any fees or other charges arising from such delegation and the Trust shall have no liability therefor. Consistent with the provisions of the Act and any applicable exemption thereto, the Trust may enter into Sub-Advisory Agreements or amend Sub-Advisory Agreements for the Fund without the approval of the Directors of the Company.

The Adviser further agrees that it:

a)	Will use the same skill and care in providing such services as it uses in providing services to its other client mandates for which it has investment responsibilities;

b)
Act in strict conformity to Cayman Islands  law, the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Securities Exchange Act of 1934, as amended (the “1934 Act”), and will comply with all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including but not limited to compliance with Rule 206(4)-7 under the Advisers Act, as amended;

c)	Exercise voting rights in respect of Company’s portfolio securities and other investments;

d)
Will report regularly to the Board, and periodically to the Trust's Board of Trustees (the “Board of Trustees”), as reasonably agreed between the Adviser and Board and/or the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of the Board, and/or the Board of Trustees at reasonable times agreed to, including, without limitation, review of the general investment strategies of the Company, the performance of the Company in relation to the specified benchmarks and will provide various other reports from time to time as reasonably requested by Board;

e)
Will prepare and maintain such books and records with respect to the Company’s securities transactions in accordance with applicable law, and will furnish the Board such periodic and special reports as may be reasonably requested;

f)	Will act upon reasonable instructions from Company representatives not inconsistent with the fiduciary duties and investment objectives hereunder;

g)
Will treat confidentially and as proprietary information of Company all such records and other information relative to the Company maintained by the Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Company, provided, however, that notwithstanding the foregoing, the Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of the Sub-Adviser;

h)	Will vote proxies received in connection with securities held by the Company consistent with its fiduciary duties hereunder; and

i)
Will provide investment research and evaluation of the Company’s investments and provide statistical information the Board may reasonably request with regard to existing or potential securities holdings.

3. Custody of Assets

The Adviser shall at no time have the right to physically possess the assets of the Company or have the assets registered in its own name or the name of its nominee, nor shall the Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Company.  In accordance with the preceding sentence, the Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Company.  All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian.

4. Brokerage

The Adviser is responsible for decisions to buy and sell securities for the Company, broker-dealer selection, and negotiation of brokerage commission rates.  The Adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by the Adviser on behalf of the Company. The Adviser will provide copies of brokerage agreements entered into by the Company to the Adviser, if applicable. It is the Adviser’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution”, which means prompt and efficient execution of the transaction at the best obtainable price with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker.

Consistent with this policy, the Adviser, in selecting broker-dealers and negotiating commission rates, will take all relevant factors into consideration, including, but not limited to:  the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the broker’s execution capabilities and any research provided by the broker that aids the Adviser’s investment decision-making process; and the value of the expected contribution of the broker-dealer to the investment performance of the Company  on a continuing basis. Subject to such policies and procedures and other written instructions as the Adviser or the Board may adopt, the Adviser shall have discretion to effect investment transactions through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in section 28(e) of the 1934 Act, and to cause the Company to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Adviser’s overall responsibilities with respect to the Company and other accounts to which the Adviser exercises investment discretion (as such term is defined in section 3(a)(35) of the 1934 Act.  Allocation of orders placed by the Adviser on behalf of the Company to such broker-dealers shall be in such amounts and proportions as the Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations.  The Adviser will submit reports on brokerage placements to the Adviser as reasonably requested by the Adviser, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefore.

5. Expenses

The Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement.  The Company will bear the costs of other expenses to be incurred in its operations, as provided for in the Administration Agreement between Jackson National Asset Management, LLC, as Administrator.

6. Compensation

As compensation for services performed and the facilities and personnel provided by the Adviser under this Agreement, the Company will pay to the Adviser a fee, payable monthly, on the Company’s proportionate share (as described below) of the aggregate average daily net assets in the Company and the Fund, in accordance with the following:

Average Daily Net Assets	Advisory Fee
$0 to $500 million $500 million to $1 billion Over $1 billion	.95% .90% .85%

The Company’s “proportionate share” of the monthly fee determined pursuant to the foregoing shall equal a fraction thereof, the numerator of which is the Company’s average daily net assets for the relevant month and the denominator of which is the sum of those average daily net assets plus the average daily net assets of the Fund for the same period.

7. Services to Others

The Adviser has advised the Board that the Adviser now acts, or may in the future act, as an investment adviser or sub-investment adviser to other investment companies or accounts.  The Company has no objection to the Adviser acting in such capacities, provided that whenever the Company and one or more other investment advisory clients of the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Adviser to be equitable to each.  The Adviser may group orders for the Company with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it determines that investment decisions are appropriate for each participating account.  The Adviser cannot assure that such policy will not adversely affect the price paid or received by the Company.  The Adviser recognizes, and has advised the Board, that in some cases this procedure may adversely affect the size and the opportunities of the position that the Company may obtain in a particular security.  In addition, the Adviser understands, and has advised the Board, that the persons employed by the Adviser to assist in the Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

8. Duration and Termination

This Agreement will become effective as to the Company upon execution or, if later, the date that initial capital for the Company is first provided to it, and unless sooner terminated as provided herein, will continue in effect for two years from the date of its execution.  Thereafter, if not terminated, this Agreement shall continue in effect through June 30th of each successive year following the initial two year period, provided that such continuation is specifically approved at least annually by the Board.  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty (60) days’ written notice by the Adviser.  This Agreement will immediately terminate in the event of its assignment.  Sections 9 and 10 herein shall survive the termination of this Agreement.

9. Liability and Indemnification

In the absence of willful misfeasance, bad faith, or gross negligence (“disabling conduct”) hereunder on the part of the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the other party), the Adviser shall not be subject to liability to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates.  Except for such disabling conduct or liability incurred under Section 36(b) of the Act, the Company shall indemnify the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) from any liability arising from the Adviser’s conduct under this Agreement.

The Adviser and the Company agree to indemnify the other party (and its officers, managing Board members, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the other party) against any claim, damages, loss or liability (including reasonable attorneys' fees) arising out of any third party claims brought against an indemnified party that are found to constitute disabling conduct on the part of the indemnifying party.

10. Confidential Treatment

It is understood that any information or recommendation supplied by, or produced by, the Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Company.  Furthermore, except as required by law, in performance of the Adviser’s services, or as agreed to by the Company, the Adviser will not disclose any list of securities held by the Company.

11. Entire Agreement; Amendment of this Agreement

This Agreement constitutes the entire agreement between the parties with respect to the Company.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

12. Notice

Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as designated herein.

a)	To Adviser:
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI 48951
Attn: Legal Department – Contracts Administrator

b)	To Company:
JNL/AQR Managed Futures Strategy Fund Ltd.
Attn: Mark D. Nerud
Jackson National Asset Management, LLC
225 West Wacker Drive, Suite 1200
Chicago, IL 60606

13. Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

14. Applicable Law

This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

15. Counterpart Signatures

This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

[signatures follow on next page]

IN WITNESS WHEREOF, the Company, the Trust and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

JNL/AQR Managed Futures Strategy Fund Ltd.

Attest:	/s/ Kelly L. Crosser	By:	/s/ Daniel W. Koors
	Kelly L. Crosser		Daniel W. Koors
		Title:	Director and Vice President

JNL Series Trust, on behalf of its series, JNL/AQR Managed Futures Strategy Fund

Attest:	/s/ Kelly L. Crosser	By:	/s/ Daniel W. Koors
	Kelly L. Crosser		Daniel W. Koors
		Title:	Vice President

Jackson National Asset Management, LLC

Attest:	/s/ Kelly L. Crosser	By:	/s/ Mark D. Nerud
	Kelly L. Crosser		Mark D. Nerud
		Title:	President and Chief Executive Officer